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                                                                     EXHIBIT 2.2

                              SETTLEMENT AGREEMENT



1a. The company EUROMED. INC., incorporated under the laws of Nevada, United States of America, duly represented by one of its board members, E.G. Tindell, hereinafter to be referred as: "EuroMed, Inc.";

1b. The private limited liability company EUROMED EUROPE B.V., incorporated under the laws of The Netherlands, duly represented by one of its statutory directors, EuroMed, Inc., hereinafter to be referred as: "EuroMed B.V.";

1c. The private limited liability company MUTARESTES B.V., incorporated under the laws of The Netherlands, duly represented by its statutory director, B.V. Wisteria, duly represented by its statutory director Pantapharma B.V., hereinafter to be referred as: "Mutarestes";

1d. The private limited liability company GALENICA B.V., incorporated under the laws of The Netherlands, duly represented by its statutory director EuroMed Europe B.V., hereinafter to be referred as:
         "Galenica";

1e. The private limited liability company CONFEDERA B.V., incorporated under the laws of The Netherlands, duly represented by its statutory director, EuroMed Europe B.V., hereinafter to be referred as:
         "Confedera";

1f. The private limited liability company PLURIPHARM INTERNATIONAL B.V., incorporated under the laws of The Netherlands, duly represented by its statutory director Wisteria, hereinafter to be referred as:
         "Pluripharm";

AND

2a. The private limited liability company PANTAPHARMA B.V., incorporated under the laws of The Netherlands, duly represented by its statutory director, A.F. Hinnen, hereinafter to be referred as: "Pantapharma";

2b. The private limited liability company B.V. WISTERIA, incorporated under the laws of The Netherlands, duly represented by its statutory director Pantapharma, hereinafter to be referred as: "Wisteria";

2c. ADRIAAN FRANCOIS HINNEN, residing at Velp (Gld), The Netherlands, Beekhuizenseweg 87 (6881 AG), hereinafter to be referred as:
         "Hinnen";

Parties la. up to and including lf. will be collectively referred to as: "the EuroMed-group";
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WHEREAS:

a. EuroMed, Inc., owns all of the issued and outstanding shares of EuroMed B.V.;

b. EuroMed B.V. holds all of the issued and outstanding shares in the capital of Mutarestes, which in turn owns all of the issued and outstanding shares of Pluripharm;

c. EuroMed B.V. holds also all of the issued and outstanding shares in the capital of Galenica and Confedera;

d. Pantapharma is the statutory director of Wisteria, which latter company is a major shareholder in EuroMed, Inc. and holds 1,850,000 shares (of which 1,000,000 are legally owned by Wisteria);

e. Hinnen, Wisteria and Pantapharma have entered into three management agreements with the EuroMed-group which were signed on October 12, 1995 (2x) and July 5, 1996 (lx), (hereinafter: "the Management Agreements"), whereby Wisteria was appointed as manager for EuroMed B.V., Mutarestes, Pluripharm and Galenica and whereby Pantapharma was appointed as manager for Confedera. In addition, Hinnen was appointed as board member of EuroMed, Inc. in July 1996;

f. The Parties have made certain claims against each other and have agreed to settle their differences on the terms contained in the agreement (hereinafter: "the Agreement");

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1        RETURN OF THE 1,850,000 EUROMED, INC. SHARES

1.1 Subject to the terms and conditions contained herein Wisteria agrees to return for the benefit of EuroMed, Inc. the 1,850,000 EuroMed, Inc. Shares to EuroMed, Inc. and EuroMed, Inc. accepts the 1,850,000 EuroMed, Inc. Shares from Wisteria. Wisteria agrees to return the 1,850,000 EuroMed, Inc. Shares to EuroMed, Inc. in consideration of receiving full and final release from the EuroMed-group as defined in
         Article 3 hereof.

1.2 The return of the 1,850,000 EuroMed, Inc. Shares will be effected by handing over the original certificate by Wisteria to Mr. N.B.L. Taaselaar, civil law notary, until (i) the joint declaration as mentioned in Article 5.2 hereof has been furnished, (ii) the resolutions mentioned in Article 6.4 hereof have been furnished and
         (iii) all conditions mentioned in Article 7 hereof have beef fulfilled.





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ARTICLE 2        REPRESENTATIONS AND WARRANTIES

2.1 Each member of the EuroMed-group represents and warrants that EuroMed, Inc. has full corporate power and authority to execute and perform the Agreement and the transactions contemplated thereby in accordance with their terms.

2.2 At or prior to the signing of the Agreement, each member of the EuroMed-group represents and warrants that the execution and the performance of the Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate actions on the part of EuroMed, Inc.

2.3 At or prior to the signing of the Agreement, each member of the EuroMed-group represents and warrants that no consent, authorization, approval of the United States Securities and Exchange Commission, Federal Trade Commission or any other law of the United States of America or any State "Blue Sky Law" is required on behalf of EuroMed, Inc. in connection with the execution and performance of the Agreement and the transactions contemplated thereby.

ARTICLE 3        INDEMNIFICATION AND WAIVER OF CLAIMS

3.1 Each member of the EuroMed-group will indemnify, defend and hold Hinnen, Wisteria, Pantapharma and their employees, agents, attorneys and affiliates harmless from and against any and all losses, claims, causes of action, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses, asserted against or incurred by third parties (such as, but not limited to shareholders and creditors of EuroMed, Inc.) by reason of or resulting from: (a) any claim arising from this Agreement and/or any other agreement executed in connection with this transaction contemplated hereby and/or (b) any claim arising from the Share Purchase Agreement (regarding the shares of Mutarestes B.V.) dated July 5, 1996 and the Asset and Liabilities Transfer Agreement (regarding the assets of Mutarestes B.V.) dated March 3, 1997, the Management Agreements and/or the activities and duties performed by Hinnen, Wisteria and/or Pantapharma, except for claims (i) arising from the unlawful action or omission for which Hinnen, Wisteria and/or Pantapharma may be blamed personally ("verwijtbaar onrechtmatig handelen of nalaten").

3.2 Each member of the EuroMed-group hereby fully releases Hinnen, Wisteria, Pantapharma and their employees, agents, officers, directors, attorneys and affiliates and waives its rights to claim inter alia damages and on the same basis Hinnen, Wisteria and Pantapharma hereby fully release each member of the EuroMed-group and their employees, agents, officers, directors, attorneys and affiliates and waives their right to claim inter alia damages with respect to any claim, such as, but not limited to any claim (i) resulting from this Agreement or (ii) resulting from the Management Agreements and/or the activities and duties performed by Hinnen, Wisteria and/or Pantapharma or (iii) resulting from any event in connection with the financial position of the EuroMed- group, the delisting of the Nasdaq or any other event which





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         occurred as of July 5, 1996 or (iv) resulting from any event, act or omission by Hinnen, Wisteria and Pantapharma with respect to the EuroMed-group and in their possible capacity as member of the Board of Directors of EuroMed, Inc., EuroMed B.V., Confedera, Galenica, Mutarestes and/or Pluripharm.

3.3 Each member of the EuroMed-group represents and warrants that it has not assigned or transferred any of the claims mentioned in Article 3 hereof to any third party.

         On the same basis Hinnen, Wisteria and Pantapharma represent and warrant that they have not assigned or transferred any of the claims mentioned in Article 3 hereof to any third party.

3.4 It is explicitly understood that the settlement of disputes and the releases as mentioned in this article is considered to be a settlement agreement as meant by Article 7:900 of the Dutch Civil Code as of the date the certificates are handed over to EuroMed, Inc. as provided in
         Article 1.2.

ARTICLE 4        TREATMENT OF CLAIMS

4.1 In case Hinnen and/or Wisteria and/or Pantapharma will be sued by a third party concerning an event for which the indemnification of
         Article 3 applies, EuroMed, Inc. will deal diligently with this claim on behalf of the abovementioned persons and legal entities as "dominus litis."

4.2 EuroMed, Inc. will inform Hinnen, Wisteria and Pantapharma fully and quickly about the pending claim and will furnish copies of all documents concerning the claim to Hinnen, Wisteria and/or Pantapharma.

4.3 The costs for and arising from any legal proceeding or settlement with respect to such claim will be for the account of EuroMed, Inc.

4.4 Hinnen and Wisteria may appoint a counsel who may interfere with the legal proceedings and/or negotiations on their behalf and on behalf of Hinnen, Wisteria and/or Pantapharma. The costs for this counsel will be for the account of Hinnen and Wisteria.

4.5 Hinnen and Wisteria will not give any support (unless required by law) to third parties who have the intention to file a claim against the EuroMed-group with respect to the agreements and actions mentioned in
         Article 3.1 under a and b. The EuroMed-group will not give any support (unless required by law) to third parties who have the intention to file a claim against Hinnen, Wisteria and/or Pantapharma with respect to the agreements and actions mentioned in Article 3.1 under a and b.





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ARTICLE 5        CONFIDENTIALITY

5.1 Each party shall keep the terms of the Agreement confidential, and shall make no press release or public disclosures, either written or oral, regarding the transactions contemplated by the Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release or filing that is required by law (such as United States securities laws), copies of which shall be made available to Hinnen, Wisteria and Pantapharma, (ii) to advisors, financiers or lenders of any party and (iii) to the Shareholders meeting of EuroMed, Inc.

5.2 Parties will jointly agree on a text for a press release and on filing with the SEC, announcing the resignation of Hinnen and Wisteria as directors of the EuroMed-group as agreed in this Settlement Agreement and the sale of (part of) the companies of the EuroMed-group to Rijkeboer/Neopharm. No interviews or other press releases will be made by any of the parties. This joint declaration will be the only publication (verbal or written) made by the parties regarding this transaction. This joint declaration will be deposited with the civil law notary mentioned in Article 1.2 hereof and be released when all the conditions mentioned in Article 1.2 have been fulfilled.

ARTICLE 6        MANAGEMENT AGREEMENTS AND RELEASE

6.1 EuroMed B.V. confirms hereby the resignation of Hinnen, Wisteria and Pantapharma as managers in accordance with the Management Agreements as of the date that the original certificate mentioned in Article 1.2 is handed over by Wisteria to the civil law notary and all conditions mentioned all conditions mentioned in Article 1.2 have been fulfilled.

6.2 EuroMed, Inc. confirms hereby the resignation of Hinnen as member of the Board of Directors of EuroMed, Inc. as per the date that the original certificate mentioned in Article 1.2 is handed over by Wisteria to the civil law notary and all conditions mentioned in
         Article 1.2 have been fulfilled.

6.3 The EuroMed-group as of the date of termination of the Management Agreements and the date of resignation of Hinnen as member of the Board of Directors of EuroMed, Inc., acknowledges that Hinnen, Wisteria and Pantapharma will be released from any liabilities and will be fully discharged with respect to their position as managers.

         It is agreed that the non-competition clauses of the Management Agreements cannot be enforced against Hinnen, Wisteria and Pantapharma. However, Hinnen, Wisteria and Pantapharma agree that they are not allowed, directly or indirectly, to be active in the field of wholesale of pharmaceutical products in the Netherlands for a period of two years upon signing this agreement.





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6.4      Each respective company in the EuroMed-group will pass on the date mentioned in Article 6.1 hereof a shareholders resolution in which the relevant company and/or Pantapharma (i) confirms the resignation of Hinnen and/or Wisteria as board member and/or statutory directors as per the date mentioned in Article 6.1 hereof and (ii) provides a general release of Hinnen, Wisteria and/or Pantapharma from any and all liabilities and fully discharges them with respect to their position as board member and/or statutory directors.

6.5 Each respective company in the EuroMed-group further declares that the relevant company will release Hinnen, Wisteria and/or Pantapharma, from any and all liabilities and fully discharges them with respect to any amounts due (in current account, in connection with the Management Agreements, or otherwise) by Hinnen, Wisteria and/or Pantapharma (or Cofa Beheer B.V. or Hybrida B.V. as the case may be) to such company.

6.6 Hinnen, Wisteria and Pantapharma declare to release each respective company in the EuroMed-group from any and all liabilities and fully discharges them with respect to any amounts due (in current account or in connection with the Management Agreements, or otherwise) by the relevant company to Hinnen, Wisteria and/or Pantapharma.

ARTICLE 7        FURTHER COVENANTS

7.1 EuroMed Europe B.V. shall transfer legal title of 51% of the shares it presently owns in the share capital of Confedera Philippines Inc. to Hinnen or to a legal entity in accordance with his instructions. In order to implement this transfer of shares, EuroMed Europe B.V. hereby transfers - to the extent possible under the laws of the Philippines - said shares to Hinnen, who accepts, to the extent possible under the laws of the Philippines, this transfer. EuroMed Europe B.V. herewith grants full power of attorney to Hinnen in order to sign every document and to perform any and all acts that may be necessary or useful in order to effectuate the transfer of legal title of the Confedera Philippines Inc. to Hinnen according to the applicable laws of the Philippines.

7.2 Confedera B.V. shall transfer ownership of the car presently used by Hinnen (audi 100, with number LH-JF-72) to Hinnen or to a legal entity in accordance with his instructions.

7.3 EuroMed, Inc. will furnish evidence of board approval of EuroMed, Inc. to enter into this Settlement Agreement, in the form of a signed copy of the minutes of the relevant board meeting. EuroMed, Inc. will furnish this evidence of board approval to the civil law notary mentioned in Article 1.2 hereof.

7.4 Confedera B.V. shall transfer ownership of the personal computer presently used by Hinnen to Hinnen or to a legal entity in accordance with his instructions.





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7.5      Hinnen, Wisteria and Panthapharma shall return all documents, keys, assets, and or other items owed by or belonging to EuroMed-group to the relevant company of the EuroMed-group.

ARTICLE 8        CHOICE OF LAWS

8.1 The Agreement and the rights and obligations of the parties hereto are governed by and construed and enforced in accordance with the laws of The Netherlands. Any dispute arising under the Agreement shall be exclusively settled by the competent Court of Amsterdam, The Netherlands.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of today 27 November 1997.



/S/ E. Gene Tindell                    /S/ E. Gene Tindell
-------------------------------------  --------------------------------------
EuroMed, Inc.                          EuroMed Europe B.V.



/S/ E. Gene Tindell, /S/ A. F. Hinnen  /S/ E. Gene Tindell
-------------------------------------  --------------------------------------
Mutarestes B.V.                        Galenica B.V.



/S/ E. Gene Tindell                    /S/ A. F. Hinnen
-------------------------------------  --------------------------------------
Confedera B.V.                         A. F. Hinnen



/S/ A. F. Hinnen                       /S/ A. F. Hinnen
-------------------------------------  --------------------------------------
Pantapharma B.V.                       B. V. Wisteria



/S/ E. Gene Tindell
-------------------------------------
Pluripharm International B.V.





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